Exhibit 99.1

CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com

FOR IMMEDIATE RELEASE
PATRIOT COAL DIRECTORS TURNER AND ERHARD STEP DOWN FROM BOARD
     ST. LOUIS, December 22 — Patriot Coal Corporation announced that Board of Directors members Robb E. Turner and John F. (Jake) Erhard will step down from the Board effective today. Messrs. Turner and Erhard are both representatives of ArcLight Capital Partners, LLC and joined Patriot’s Board following the acquisition of Magnum Coal Company in 2008. Following their resignations, the Company’s Board of Directors will have eight members.
     “We have enjoyed working with Patriot’s Board and management team since the Magnum transaction and have been impressed with the broad business capabilities of both the Board and management. Stepping down from the Board will allow us more time to manage other investments in our portfolio. We are fully confident of the ability of Patriot’s management and Board to lead the Company forward in the coming years,” stated Turner.
     “We appreciate the expertise and guidance Robb and Jake brought to our Board,” noted Patriot Chairman Irl F. Engelhardt. “Speaking on behalf of the Board, we thank them both for their contributions to Patriot, and we wish them well in the future.”
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
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